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                                                                    Exhibit 16.1

                        [LETTERHEAD OF ARTHUR ANDERSEN]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 17, 2002

Dear Sir/Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K dated April 22, 2002 of Fox Entertainment Group, Inc. be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

cc: Mr. David F. DeVoe, Chief Financial Officer
    Fox Entertainment Group, Inc.